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                    SERVICER'S CERTIFICATE

             Export Funding Trust, Series 1994-A
                      Certificate No. 5

                   Payment Date: 2/06/97

The undersigned, a duly authorized representative of NationsBank of Texas, N.A. a National banking association (the "Servicer"), as Servicer pursuant to the Pooling and Servicing Agreement as of October 18, 1994, (the "Pooling and Servicing Agreement"), among the Servicer, Bankers
Trust Company, as trustee, and Export Funding Corporation does hereby certify as follows:

1.  Principal received on Promissory Notes..  $ 1,897,750.00

2.  Interest received on Promissory Notes..   $ 1,272,726.04

3.  Prepayment made by Obligor (if any).......$       -

4.  Remaining Promissory Note Principal
     Balance................................. $30,364,000.00

5.  PoolFactor................................         80.00%

6.  Principal per Minimum Denomination........$     5,000.00

7.  Interest per Minimum Denomination...      $     3,353.25

8.  Remaining Promissory Note Principal Balance
    Per Minimum Denomination................. $     80,000.00

  No default has occurred and is continuing with respect to the Promissory Notes(s) or related Credit Agreement.

  All capitalized terms not otherwise defined shall have the respective meaning set forth in the Pooling and Servicing Agreement

  IN WITNESS WHEREOF, the undersigned has duly executed and delivered this certificate on this 6th day of February, 1997.

    NationsBank of Texas, N.A.
    As Servicer

    By:/s/Michael Timoney
    Name: Michael Timoney
    Title: Assistant Vice President
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